Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258

THIS IS THE LETTER LNV MANAGEMENT WILL NEVER SEND YOU!!
(so I wrote it for them)

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Dear Shareholder:

I am writing to you on behalf of my fellow directors. We recently advised you that the Annual Meeting of Stockholders of Lincoln National Convertible Securities Fund (the "Fund") has been postponed from May 18th to June 22nd to give shareholders "adequate time to consider important issues and developments in connection with this year's proxy contest." Because you may be wondering what the heck we were referring to, we have decided to come clean. Here's what really happened.

When we originally told you that the incumbent directors were "duly elected" at last year's meeting of stockholders by a "valid vote of the Fund's shareholders" that was not really true. After a trial, a federal judge determined that (1) we breached our fiduciary duty to shareholders by conducting an illegal election last year (2) we violated the anti-fraud provision of the SEC's proxy rules by failing to disclose how we staggered our own terms so that shareholders could not later de-stagger them. As a result, the judge ordered us to conduct another election for the two seats that were filled last year. The court's opinion can be found at the following address: http://www.paed.uscourts.gov/documents/opinions/01D0329P.HTM.

Our lawyers have been trying to put a more favorable spin on this "development" but it is hard to find a euphemism for "violation of fiduciary duty." One thing we have done is to fire the law firm that lost the case for us and hire another one to appeal the judge's decision. If we had to spend our own hard-earned money, we would probably think long and hard about appealing. Being able to use shareholder money makes the decision much easier. So, despite what the judge said, please continue to trust us. By the way, we appreciate your financial support of our efforts to clear our tarnished names.

As long as we are `fessing up, here are some other things you should know. We hope our belated candor will induce you to vote for our nominees instead of Mr. Goldstein's.

? We still don't know how much the litigation to prevent Mr. Goldstein from electing directors has cost and we don't know what the final tab will be. OK, it could be millions of dollars. We just don't know. Thankfully, the costs are being paid by shareholders and not coming out of our own pockets.

? Mr. Goldstein has complained that we are targeting $190,000 of shareholder money for our solicitation expenses without obtaining SEC approval. We do not think we need SEC approval as long as we say our re-election is in your best interests. It is in your best interests that we get re-elected, isn't it?

? We were totally unprepared for the court's decision. If we had promptly notified shareholders that we had breached our fiduciary duty and the annual meeting had taken place as scheduled on May 18th we might have lost the election. So, we passed a legal bylaw authorizing us (but not Goldstein) to postpone the meeting in order to give us time to plan our strategy after a crushing legal defeat. We apologize to any shareholders that showed up on May 18th for the meeting but it is not our fault. We just never imagined that we could lose in court.

? We admit that we owe the investment advisor our jobs. We all serve on at least one other fund that it manages and we hold the directors' meetings for both funds simultaneously.
Also, we delegate much of the work to the advisor's well-trained lawyers. So, how independent can we be? However, we do get a very nice paycheck for very little work. It is a pretty sweet deal. Please let us keep it.

? The advisor benefits from keeping LNV a closed-end fund.
Even though shareholder wealth would increase from open-ending, it might lead to lower management fees for the advisor. Goldstein is right about that. Hey, if you were in our shoes, would you oppose an advisor who can get you on more boards?

? We have accused Mr. Goldstein's nominees of being "hand-picked." We now admit that it is a silly charge. How should a nominee be chosen? By a lottery?

? We have also accused Mr. Goldstein of having a personal agenda, i.e., he wants to make money from his investment.
We admit we also have an agenda. As a high level employee of the investment advisor, I want the investment advisor's fees to be as high as possible. Open-ending the Fund would be contrary to that objective. There, I said it! I feel so much better.

Finally, if you have any questions, we have good news. In accordance with our new open-door policy, you no longer have to talk to our proxy solicitors. We are now willing to speak to any shareholder. Please call the Fund's secretary, David Connor, at (215) 255-8864 and ask to speak directly to me. (I still need someone to filter out crank calls.) In the meantime, I will try to find out what the Fund's legal expenses are.
Thank you for your continued support. Who cares about fiduciary duty anyway?

Very truly yours,

David K. Downes
President and Director of 33 Funds
Managed by the Investment Advisor

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Note: Just to make sure there is no confusion, Mr. Downes did not write or sign the above letter. I, Phillip Goldstein wrote it as satire and I have no idea what Mr. Downes thinks about it.